Exhibit 7.8

September 30, 2022

Right Dynamic Investments Limited (“Holdco”)
Wickhams Cay II, Road Town
Tortola, VG1110
British Virgin Islands

Re: Equity Commitment Letter

Ladies and Gentlemen:

This letter agreement sets forth (a) the commitment of the undersigned (the “Sponsor”), subject to (i) the terms and conditions contained in an Agreement and Plan of Merger, dated as of the date hereof, by and among FNOF Precious Honour Limited, a company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), Rim Peak Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and O2Micro International Limited, a company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”) and (ii) the terms and conditions contained herein, and (b) the guarantee by Forebright New Opportunities Fund III, L.P. (the “Fund”) of the Sponsor’s payment obligations under this letter agreement (which obligations are subject to the terms and conditions in the Merger Agreement and this letter agreement). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.                  Commitment. The Sponsor hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued common stock of Holdco with shareholder’s rights and protections that are customary in private equity investment transactions and to pay, or cause to be paid, to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $45,274,075 (such sum, as may be reduced pursuant to this Section 1, the “Commitment”). Holdco will apply the Commitment, or contribute the Commitment to Parent and cause Parent to apply the Commitment, to (i) fund a portion of the Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay related fees and expenses pursuant to the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Holdco and the aggregate amount of liability of the Sponsor hereunder shall not exceed the amount of the Commitment (the “Cap”). In the event that Parent does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter agreement shall, unless otherwise agreed in writing by the Sponsor, be reduced by Holdco to the level sufficient to fully fund the Merger Consideration and pay related fees and expenses pursuant to the Merger Agreement.

2.                  Conditions to Funding. The payment of the Commitment to Holdco shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Sections 7.01 and 7.02 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the Closing), (iii) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 9.08 of the Merger Agreement of a final and non-appealable order requiring Parent to cause the Equity Financing to be funded and to effect the Closing, (iv) the Debt Financing (or, if applicable, the Alternative Financing) will be funded at the Closing in accordance with the terms thereof assuming the Equity Financing is funded at the Closing, and (v) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to the Support Agreement or the applicable party thereto seeking enforcement of the Support Agreement.

3.                  Termination. This letter agreement, and the obligation of the Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (i) the Closing, at which time such obligation will be discharged but subject to performance of such obligation, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Company’s receipt in full of the Parent Termination Fee under the Merger Agreement, and (iv) the Company or any of its Affiliates directly or indirectly (x) asserting a claim (whether in tort, contract or otherwise) or initiating a proceeding against Holdco, Parent, Merger Sub, the Sponsor, any Non-Recourse Party (as defined below) in connection with or relating to this letter agreement, the Merger Agreement, the Limited Guarantee, or any of the transactions contemplated under the Merger Agreement (other than a claim seeking an order of specific performance of the Sponsor’s obligation to make the Commitment hereunder in the circumstances provided for in Section 6, or seeking specific performance pursuant to the Merger Agreement), or (y) asserting that the Cap on the Sponsor’s aggregate liabilities hereunder is illegal, invalid or unenforceable in whole or in part. Upon termination of this letter agreement, all rights and obligations of the Sponsor hereunder with respect to the Commitment shall terminate, and the Sponsor shall not have any further obligations or liabilities hereunder.

4.                  No Modification. Neither this letter agreement nor any provision hereof may be amended, modified, supplemented, terminated (other than in accordance with Section 3 above) or waived without the prior written consent of (i) Holdco and the Sponsor, and (ii) solely with respect to any provisions of this letter agreement with respect to which the Company is expressly made a third party beneficiary pursuant to Section 6 of this letter agreement, the Company (at the direction of the Special Committee). No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, the Sponsor and the Company (at the direction of the Special Committee) (which consent shall not be unreasonably withheld, delayed or conditioned).

5.                  Confidentiality. This letter agreement shall be treated as confidential and is being provided to Holdco solely in connection with the transactions contemplated by the Merger Agreement, including the Merger. Unless required by applicable Laws, regulations or rules (including rules promulgated by either the SEC or Nasdaq), this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except (i) for the Merger Agreement and/or filings to be made with the SEC or Nasdaq, or (ii) with the Sponsor’s written consent. Notwithstanding the foregoing, a copy of this letter agreement may be provided to the Company.

6.                  Third Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Holdco and the Sponsor. This letter agreement may only be enforced by Holdco, and none of the creditors of Holdco, Parent or Merger Sub nor any other Person that is not a party to this letter agreement shall have any right to enforce this letter agreement or to cause Holdco to enforce this letter agreement; provided, that, subject to the terms and conditions herein (including Sections 2 and 11) and in Section 9.08 of the Merger Agreement, the Company is an express third party beneficiary of the rights granted to Holdco under this letter agreement to the extent of the rights set forth in Sections 1, 4, 6, 7, 8, 9 and 11 and shall be entitled to an injunction or an order of specific performance (or another non-monetary equitable remedy) to cause the Commitment to be funded (the “Company Third Party Beneficiary Rights”). The parties hereby agree that subject to the Company Third Party Beneficiary Rights, their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement.

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7.                  Governing Law. This letter agreement and all disputes or controversies arising out of, or relating to, this letter agreement or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

8.                  Submission to Jurisdiction. Subject to the last sentence of this Section 8, any Action arising out of or relating to this letter agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter agreement) shall be submitted to HKIAC and resolved in accordance with the Arbitration Rules of HKIAC. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.                  Assignments. This letter agreement shall not be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party and the Company (at the direction of the Special Committee); provided, that without the prior written consent of Holdco and the Company, the rights, interests or obligations under this letter agreement may be assigned or delegated, in whole or in part, by the Sponsor to one or more of its Affiliates, provided, that no such assignment or delegation shall relieve the Sponsor of its obligations hereunder. Any attempted assignment in violation of this Section 9 shall be null and void.

10.              Representations. Each of the Sponsor and the Fund hereby represents and warrants with respect to itself to Holdco that (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full legal right, power, capacity and authority to execute and deliver this letter agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby; (b) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation, enforceable against it in accordance with the terms of this letter agreement, subject to the Enforceability Exceptions; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or any other person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or any other person is required in connection with the execution, delivery or performance of this letter agreement; (d) there is no Action pending against it, or, to its knowledge, threatened against it, that restricts or prohibits the performance by it of its obligations under this letter agreement; and (e) the execution, delivery and performance by it of this letter agreement does not (i) violate any applicable Law or any court judgment, or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other Person pursuant to, any Contract to which it is a party, and (f) it will, at the Closing, have sufficient funds, available lines of credit, unfunded capital commitments that it is entitled to call to fulfill its Commitment, or other sources of immediately available funds to fulfill its payment obligation of sum of the Commitment hereunder.

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11.              No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Holdco covenants, agrees and acknowledges that no person (other than the Sponsor, the Fund or, if applicable, its successors or permitted assigns hereunder) has any obligation hereunder and that, notwithstanding that the Sponsor, the Fund or their Affiliates may be partnerships or limited liability companies, Holdco has no right of recovery under this letter agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than the Sponsor and the Fund) including, for the avoidance of doubt, members, managers or general or limited partners of the Sponsor, the Fund, Merger Sub, Holdco or Parent, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than the Sponsor and the Fund) or agent of any of the foregoing (collectively, each of the foregoing but not including the Sponsor, the Fund, Holdco or their respective assignees themselves, a “Non-Recourse Party”), through Holdco or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

12.              Notices. All notices and other communications hereunder shall be in writing and in the English language, and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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if to Holdco, to:

Mr. Shyun-Dii Sterling Du
RmB, 2Fl, Zhangjian Mansion
No 289, Chun Xiao Rd
Pudong New Area
Shanghai Free Trade Zone
China 201203

Messrs. Kiril Ip & Kallon Gao

c/o Suite 3720, Jardine House
1 Connaught Place, Central
Hong Kong

Email: kiril.ip@forebrightcapital.com &
kallon.gao@forebrightcapital.com

if to the Sponsor and the Fund, to:

FNOF Dynamic Holdings Limited

c/o Suite 3720, Jardine House
1 Connaught Place, Central
Hong Kong

Email: kiril.ip@forebrightcapital.com &
kallon.gao@forebrightcapital.com

13.              Entire Agreement. This letter agreement, together with the Limited Guarantee, the Support Agreement, and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

14.              Severability. If any provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.              Counterparts. This letter agreement may be executed in counterparts and by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

16.              Guarantee. The undersigned, Forebright New Opportunities Fund III, L.P., hereby guarantees to Holdco the obligations of the Sponsor to fund its Commitment upon the terms and subject to the conditions of this letter agreement.

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IN WITNESS WHEREOF, this letter agreement is executed and effective as of date first written above.

Sponsor:

FNOF Dynamic Holdings Limited

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

[Signature Page to Equity Commitment Letter]

IN WITNESS WHEREOF, this letter agreement is executed and effective as of date first written above.

Fund:

FOREBRIGHT NEW OPPORTUNITIES FUND III, L.P.

Acting by its general partner

FNOF GP III LIMITED

By: /s/ IP Kun Wan
Name: IP Kun Wan
Title: Director

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged
as of the date first written above:

Holdco:

Right Dynamic Investments Limited

By: /s/ IP Kun Wan

Name: IP Kun Wan

Title: Director

[Signature Page to Equity Commitment Letter]